EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Prospectus constituting part of this Registration Statement, on Form S-4 of our report dated February 11, 2005, with respect to the balance sheets of First California Bank as of December 31, 2004 and 2003, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
July 5, 2005